ECOtality, Inc. Prices Secondary Offering

SAN FRANCISCO, June 22, 2011 — ECOtality, Inc. (NASDAQ:ECTY) announced today the pricing of its secondary public offering of 8,500,000 shares of its common stock at a price to the public of $2.50 per share. ECOtality has also granted the underwriters a 30-day option to purchase up to an additional 1,275,000 shares to cover over-allotments, if any. Subject to the satisfaction of customary conditions, the offering is expected to close on or about June 27, 2011.

Roth Capital Partners is acting as sole book-runner for the offering with ThinkEquity LLC and Craig-Hallum Capital Group acting as co-managers.

ECOtality intends to use the net proceeds from this public offering primarily for working capital related to its $100.2 million cost reimbursable contract with the U.S. Department of Energy.  The company intends to use any remaining proceeds from this offering to expand its Blink infrastructure and for general corporate purposes.

A registration statement relating to this offering was filed with and declared effective by the Securities and Exchange Commission. The offering will be made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained by contacting: Roth Capital Partners, Attention: Equity Capital Markets, 24 Corporate Plaza Drive, Newport Beach, CA 92660, by telephone at (800) 678-9147, or via email at rothecm@roth.com.  You may also obtain a copy of the final prospectus by visiting the U.S. Securities and Exchange Commission website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy common stock of ECOtality, Inc., nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state or jurisdiction.

About ECOtality

ECOtality, Inc. (NASDAQ:ECTY), headquartered in San Francisco, California, is a leader in clean electric transportation and storage technologies. Through innovation, acquisitions, and strategic partnerships, ECOtality accelerates the market applicability of advanced electric technologies to replace carbon-based fuels.

Contact:	Randall Grilli
Director of Communications
rgrilli@ecotality.com
(415) 692-6723

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company’s SEC filings. These risks and uncertainties could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements